Exhibit 2.9

AMENDMENT ONE TO

PURCHASE AGREEMENT

THIS AMENDMENT ONE TO PURCHASE AGREEMENT (this “Amendment”) is dated as of August 16, 2013,  by and between Sanchez Energy Corporation, a Delaware corporation (“SN”), and Altpoint Sanchez Holdings LLC, a Delaware limited liability company (“Altpoint”).

WITNESSETH:

WHEREAS, SN and Altpoint desire to amend that certain Purchase Agreement, dated as of August 7, 2013 (the “Purchase Agreement”).

NOW, THEREFORE, for good and valuable consideration (receipt and sufficiency of which are hereby acknowledged), and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendments to the Purchase Agreement.

(A)	Section 5. Section 5 of the Purchase Agreement is hereby amended to add a new Section 5.6 to read as follows:

Notwithstanding anything in this Agreement to the contrary, to the extent that any third-party consents or approvals are required in conjunction with the transfer of the Properties from Resources or Acquisition to Altpoint or from Altpoint to SN or Sanchez Entity (SN TMS, LLC, a Delaware limited liability company) as SN’s designee, as set forth on Exhibit 3 to this Agreement and the Redemption Agreement, and such consents or approvals have not been obtained as of the Redemption Closing or the Closing (the “Consents”), the parties agree that the Properties for which the Consents must be obtained shall not be conveyed by Altpoint to SN or Sanchez Entity (as directed by SN) at the Closing but shall continue to be held by Resources or Acquisition pursuant to Section 5.6 of the Redemption Agreement pending the receipt of the applicable Consent (such Properties until such time conveyed to SN or the Sanchez Entity, the “Non-Conveyed Properties”) and/or the election of Resources to convey such Non-Conveyed Property as permitted under Section 5.6 of the Redemption Agreement.  Altpoint hereby assigns to Sanchez Entity and SN, on behalf of Sanchez Entity, hereby accepts and assumes Altpoint’s rights and obligations pursuant to Section 5.6 of the Redemption Agreement.  SN, on its own behalf and on behalf of Sanchez Entity, hereby releases Altpoint from any and all claims relating to the Non-Conveyed Properties including any failure to obtain consents or failure of Resources or Acquisition to perform their obligations pursuant to Section 5.6 of the Redemption Agreement.

(B)	Exhibit 3 to the Purchase Agreement. Exhibit 3 to the Purchase Agreement is hereby replaced with Exhibit 3 attached hereto.

1. No Other Changes.  Except as modified hereby, all of the terms and provisions of the Purchase Agreement shall remain in full force and effect.  This Amendment shall be construed in connection with and as a part of the Purchase Agreement and, except as expressly contemplated by this Amendment, all terms, conditions and covenants contained in the Purchase Agreement are hereby ratified and shall be and remain in full force and effect.

2. References to the Support Agreement.  In furtherance of the foregoing, all references in the Purchase Agreement to “this Agreement” shall mean the Purchase Agreement, as amended as of the date hereof and as may be further amended, from time to time hereafter.

3. Counterparts; Electronic Signatures.    This Amendment may be executed in multiple counterparts, each of which, when executed, will be deemed an original, and all of which will constitute but one and the same instrument. A signature of a party transmitted to the other party by facsimile, PDF or other electronic means shall constitute the original signature of such party for all purposes.

4. Incorporation by Reference. Sections 11 through 24 of the Purchase Agreement, inclusive, are incorporated herein in their entirety by reference.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment One to Purchase Agreement to be duly executed and delivered as of the date first above written.

ALTPOINT SANCHEZ HOLDINGS LLC
By:	/s/ Guerman Aliev
Name:	Guerman Aliev
Title:	Director
SANCHEZ ENERGY CORPORATION
By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	President

EXHIBIT 3

CONSENTS

Exhibit 3 - 1